                  HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
                       HARTFORD, CONNECTICUT  06104-2999
                          (A STOCK INSURANCE COMPANY)
                                (THE "COMPANY")

                       NATIONAL SERVICE CENTER ADDRESS:
                                P.O. BOX 59179
                        MINNEAPOLIS, MINNESOTA  55459

Will pay the Death Proceeds to the Beneficiary, upon receipt at Our National Service Center in Minneapolis, Minnesota, of due proof of the Insured's death while the Policy was in force.

Signed for the Company

         /s/  LYNDA GODKIN                      /s/  LOWNDES A. SMITH

      Lynda Godkin, SECRETARY                Lowndes A. Smith, PRESIDENT

READ YOUR POLICY CAREFULLY
This is a legal contract between You and Us

                           RIGHT TO EXAMINE POLICY
WE WANT YOU TO BE SATISFIED WITH THE POLICY YOU HAVE PURCHASED. WE URGE YOU TO EXAMINE IT CLOSELY. IF, FOR ANY REASON YOU ARE NOT SATISFIED, YOU MAY DELIVER OR MAIL THE POLICY TO US OR TO THE AGENT FROM WHOM IT WAS PURCHASED ANYTIME DURING YOUR FREE LOOK PERIOD. YOUR FREE LOOK PERIOD BEGINS ON THE DAY YOU GET YOUR POLICY AND ENDS TEN DAYS AFTER YOU GET IT. IN SUCH AN EVENT, THE POLICY WILL BE RESCINDED AND WE WILL PAY AN AMOUNT EQUAL TO THE GREATER OF THE PREMIUMS PAID FOR THE POLICY LESS ANY INDEBTEDNESS OR THE SUM
OF: I) THE ACCOUNT VALUE LESS ANY INDEBTEDNESS, ON THE DATE THE RETURNED POLICY IS RECEIVED BY US OR TO THE AGENT FROM WHOM IT WAS PURCHASED; AND, II) ANY DEDUCTIONS UNDER THE POLICY OR CHARGES ASSOCIATED WITH THE SEPARATE ACCOUNT.

        CASH SURRENDER VALUE PAYABLE ON THE SCHEDULED MATURITY DATE,
                   UNLESS EXTENDED BY ELECTION OF OWNER
                      DEATH PROCEEDS PAYABLE AT DEATH
                          ADJUSTABLE DEATH BENEFIT
                    PREMIUMS PAYABLE AS SHOWN ON PAGE 3
                             NON-PARTICIPATING

THE PORTIONS OF THE ACCOUNT VALUES PROVIDED BY THIS CONTRACT THAT ARE IN THE SUB-ACCOUNTS ARE BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT. THEY ARE VARIABLE AND NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT. THE AMOUNT OF THE DEATH BENEFIT MAY BE FIXED OR VARIABLE DEPENDING ON THE INVESTMENT EXPERIENCE OF THAT SEPARATE ACCOUNT. THE NO LAPSE GUARANTEE IS SUBJECT TO THE CONDITIONS DESCRIBED ON PAGE 14.

                               FLEXIBLE PREMIUM
                        VARIABLE LIFE INSURANCE POLICY

                                                                         [LOGO]

LA-1154(99)                                                   Printed in U.S.A.

                                   TABLE OF CONTENTS

                                                                            PAGE

Policy Specifications                                                         3

Definitions                                                                   5

Death Benefit                                                                 7

Increases and Decreases in Face Amount                                        8

Premiums                                                                      8

Valuation Provisions                                                         10

Account Value, Cash Value
  and Cash Surrender Value                                                   11

Transfers                                                                    12

Monthly Deduction Amount                                                     12

Lapse and Policy Grace Period                                                13

Reinstatement                                                                15

Policy Loans                                                                 15

Withdrawals                                                                  16

Surrenders                                                                   16

Payments By Us                                                               17

Taxation of The Separate Account                                             17

The Contract                                                                 17

Ownership and Beneficiary                                                    19

Termination and Maturity Date                                                20

Income Settlement Options                                                    21

Any Riders follow page                                                       22


LA-1154(99)                          Page 2                   Printed in U.S.A.

                      HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
                           HARTFORD, CONNECTICUT  06104-2999
                              (A STOCK INSURANCE COMPANY)
                                    (THE "COMPANY")





                            NATIONAL SERVICE CENTER ADDRESS:
                                     P.O. BOX 59179
                              MINNEAPOLIS, MINNESOTA  55459

                CASH SURRENDER VALUE PAYABLE ON THE SCHEDULED MATURITY DATE,
                           UNLESS EXTENDED BY ELECTION OF OWNER
                        DEATH PROCEEDS PAYABLE AT DEATH OF INSURED
                                 ADJUSTABLE DEATH BENEFIT
                            PREMIUMS PAYABLE AS SHOWN ON PAGE 3
                                    NON-PARTICIPATING



THE PORTIONS OF THE ACCOUNT VALUES PROVIDED BY THIS CONTRACT THAT ARE IN THE SUB-ACCOUNTS ARE BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT. THEY ARE VARIABLE AND NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT. THE AMOUNT OF THE DEATH BENEFIT MAY BE FIXED OR VARIABLE DEPENDING ON THE INVESTMENT EXPERIENCE OF THAT SEPARATE ACCOUNT. THE NO LAPSE GUARANTEE IS SUBJECT TO THE CONDITIONS DESCRIBED ON PAGE 14.


                                    [LOGO]


                                FLEXIBLE PREMIUM
                        VARIABLE LIFE INSURANCE POLICY

LA-1154(99)                                                   Printed in U.S.A.

                               POLICY SPECIFICATIONS

-------------------------------------------------------------------------------
                               BASE POLICY INFORMATION
-------------------------------------------------------------------------------

POLICY:                           FLEXIBLE PREMIUM VARIABLE LIFE

POLICY NUMBER:                    VL00001
INSURED:                          JOHN DOE
ISSUE AGE/SEX:                    35, MALE
INSURANCE CLASS:                  PREFERRED/NON-NICOTINE

OWNER:                            JOHN DOE
BENEFICIARY:                      JANE DOE

INITIAL PLANNED PREMIUM:          $1,000.00
PAYMENT FREQUENCY:                ANNUAL

INITIAL FACE AMOUNT:              $100,000
DEATH BENEFIT OPTION:             A (LEVEL OPTION)
DEATH BENEFIT OPTION C LIMIT:     NOT APPLICABLE

NO LAPSE GUARANTEE PERIOD:        JANUARY 1, 1999 - DECEMBER 31, 2008
MONTHLY NO LAPSE
GUARANTEE PREMIUM:                $47.44

POLICY DATE:                      JANUARY 1, 1999
DATE OF ISSUE:                    JANUARY 1, 1999
SCHEDULED MATURITY DATE:          JANUARY 1, 2064*

ANNUAL FIXED ACCOUNT
MINIMUM CREDITED RATE:            3.5%
SEPARATE ACCOUNT:                 [VARIABLE LIFE I]
INITIAL PREMIUM ALLOCATION:       [HARTFORD MONEY MARKET FUND]


* IT IS POSSIBLE THAT COVERAGE WILL EXPIRE PRIOR TO THE SCHEDULED MATURITY DATE SHOWN WHERE PREMIUMS AND INVESTMENT EXPERIENCE ARE INSUFFICIENT TO CONTINUE COVERAGE TO SUCH DATE. COVERAGE MAY ALSO BE AFFECTED BY CHANGES IN THE MONTHLY DEDUCTION AMOUNT.

LA-1154(99)                          Page 3                   Printed in U.S.A.

POLICY NUMBER:                    VL0000001


                             POLICY SPECIFICATIONS

-------------------------------------------------------------------------------
                           ADDITIONAL BENEFITS AND RIDERS
-------------------------------------------------------------------------------


TERM RIDER

     DESIGNATED INSURED:                              MARY DOE
     ISSUE AGE/SEX:                                   35/FEMALE
     INSURANCE CLASS:                                 PREFERRED/NON-NICOTINE
     TERM INSURANCE AMOUNT:                           $50,000
     FIRST YEAR MONTHLY PER $1,000 ISSUE CHARGE       $12.50
     FIRST YEAR MONTHLY TERM INSURANCE CHARGE:        $1.64
     DATE OF ISSUE:                                   01/01/1999
     RIDER EFFECTIVE DATE:                            01/01/1999
     TERMINATION DATE:                                01/01/2064















1154(3 cont'd)                 Page 3 (continued)             Printed in U.S.A.

POLICY NUMBER:                    VL0000001


                             POLICY SPECIFICATIONS

                                POLICY CHARGES

-------------------------------------------------------------------------------
                           DEDUCTIONS FROM PREMIUM PAYMENTS
-------------------------------------------------------------------------------

TYPE OF CHARGE
--------------

                                  PERCENT OF
MAXIMUM SALES CHARGES:            PREMIUMS PAID
----------------------            -------------
POLICY YEARS
1-20                              8.00%
21+                               6.00%

PREMIUM TAX CHARGE:
-------------------
ALL POLICY YEARS                  [1.75%]*

* THE PREMIUM TAX PERCENTAGE RATE DEPENDS UPON THE RATE ASSESSED BY YOUR STATE OR MUNICIPALITY OF RESIDENCE. IF YOUR STATE OR MUNICIPALITY OF RESIDENCE CHANGES AND/OR IF YOUR RESIDENCE STATE OR MUNICIPALITY CHANGES ITS PREMIUM TAX RATE, THE PREMIUM TAX RATE WILL CHANGE TO EQUAL THAT NEW RATE.

-------------------------------------------------------------------------------
                   MAXIMUM DEDUCTIONS FROM ACCOUNT VALUE
-------------------------------------------------------------------------------

TYPE OF                         POLICY           CHARGE OR
CHARGE                          YEARS            PERCENT OF VALUE
------                          -----            ----------------
MONTHLY ADMINISTRATIVE           ALL             $10.00 PER MONTH
CHARGE

MORTALITY AND EXPENSE
RISK RATES

  ACCUMULATED VALUE             1-10             0.0625% PER MONTH (0.75% PER
  MORTALITY AND EXPENSE                          YEAR) OF THE ACCUMULATED
  RISK RATE                                      VALUE IN THE SUB-ACCOUNTS.

                                11+              0.0417% PER MONTH (0.50% PER
                                                 YEAR) OF THE ACCUMULATED
                                                 VALUES IN THE SUB-ACCOUNTS.

FACE AMOUNT MORTALITY           1-10             0.1449 PER MONTH PER $1,000 OF
AND EXPENSE RISK RATE PER                        INITIAL FACE AMOUNT.
$1,000

                                11+              0

FACE AMOUNT INCREASE                             FOR FEES APPLICABLE TO
FEE                                              INCREASES, SEE PAGE 3C.

-------------------------------------------------------------------------------

1154(3A)                          Page 3A                     Printed in U.S.A.

POLICY NUMBER:                    VL0000001


                             POLICY SPECIFICATIONS

                                POLICY CHARGES

-------------------------------------------------------------------------------
                               TRANSFER CHARGE
-------------------------------------------------------------------------------

ALL POLICY YEARS           $00.00 FOR THE FIRST TRANSFER IN ANY CALENDAR MONTH.

ALL POLICY YEARS           $25.00 PER TRANSFER IN EXCESS OF 1 PER CALENDAR
                           MONTH.

-------------------------------------------------------------------------------
                               SURRENDER CHARGES
-------------------------------------------------------------------------------

             POLICY         SURRENDER         POLICY         SURRENDER
              YEAR           CHARGE            YEAR           CHARGE

               1             825.00             6             300.00
               2             788.00             7             225.00
               3             750.00             8             150.00
               4             450.00             9              75.00
               5             375.00             10              0.00



SURRENDER CHARGES WILL BE REDUCED AS THE RESULT OF ANY PRIOR SURRENDER CHARGES ASSESSED.

1154(3B)                          Page 3B                     Printed in U.S.A.

POLICY NUMBER:                    SPECIMEN


                             POLICY SPECIFICATIONS

-------------------------------------------------------------------------------
                             FACE AMOUNT INCREASE FEE
-------------------------------------------------------------------------------

                        MONTHLY PER $1,000 FEE APPLICABLE
                           TO INCREASES IN FACE AMOUNT


THIS CHARGE IS EFFECTIVE ONLY FOR THE FIRST TWELVE MONTHS FOLLOWING THE INCREASE IN FACE AMOUNT.

        ATTAINED        INCREASE        ATTAINED        INCREASE
          AGE            CHARGE           AGE            CHARGE
          ---            ------           ---            ------

          36            0.260000          61            0.470000
          37            0.270000          62            0.480000
          38            0.280000          63            0.480000
          39            0.280000          64            0.490000
          40            0.290000          65            0.500000

          41            0.300000          66            0.500000
          42            0.310000          67            0.500000
          43            0.320000          68            0.500000
          44            0.330000          69            0.500000
          45            0.330000          70            0.500000

          46            0.340000          71            0.500000
          47            0.350000          72            0.500000
          48            0.360000          73            0.500000
          49            0.370000          74            0.500000
          50            0.380000          75            0.500000

          51            0.380000          76            0.500000
          52            0.390000          77            0.500000
          53            0.400000          78            0.500000
          54            0.410000          79            0.500000
          55            0.420000          80            0.500000

          56            0.430000          81            0.500000
          57            0.430000          82            0.500000
          58            0.440000          83            0.500000
          59            0.450000          84            0.500000
          60            0.460000          85            0.500000

1154(3C)                          Page 3C                     Printed in U.S.A.

POLICY NUMBER:                    VL0000001


                             POLICY SPECIFICATIONS

-------------------------------------------------------------------------------
                        SCHEDULED FACE AMOUNT INCREASES
-------------------------------------------------------------------------------

             DATE OF INCREASE            SCHEDULED INCREASE AMOUNT
             ----------------            -------------------------
             JANUARY 1, 2000                  $75,000
             JANUARY 1, 2001                  $75,000
             JANUARY 1, 2002                  $75,000
             JANUARY 1, 2003                  $75,000













-------------------------------------------------------------------------------

1154(3D)                          Page 3D                     Printed in U.S.A.

POLICY NUMBER:                    VL0000001


                             POLICY SPECIFICATIONS

-------------------------------------------------------------------------------
                        SCHEDULED FACE AMOUNT INCREASES
-------------------------------------------------------------------------------

                                     NONE

















1154(3D)                          Page 3D                     Printed in U.S.A.

POLICY NUMBER:                    VL0000001


                             POLICY SPECIFICATIONS

-------------------------------------------------------------------------------
                  TABLE OF MINIMUM DEATH BENEFIT PERCENTAGES
           AND MONTHLY MAXIMUM COST OF INSURANCE RATES PER $1,000
-------------------------------------------------------------------------------

            MINIMUM      MAXIMUM COST               MINIMUM      MAXIMUM COST
POLICY   DEATH BENEFIT   OF INSURANCE   POLICY   DEATH BENEFIT   OF INSURANCE
 YEAR     PERCENTAGES        RATE        YEAR     PERCENTAGES        RATE

   1        250.00          0.0003        34        117.00          0.7182
   2        250.00          0.0007        35        116.00          0.8414
   3        250.00          0.0013        36        115.00          0.9879
   4        250.00          0.0020        37        113.00          1.1653
   5        250.00          0.0028        38        111.00          1.3822

   6        250.00          0.0038        39        109.00          1.6447
   7        243.00          0.0051        40        107.00          1.9553
   8        236.00          0.0066        41        105.00          2.3140
   9        229.00          0.0083        42        105.00          2.7198
   10       222.00          0.0103        43        105.00          3.1724

   11       215.00          0.0127        44        105.00          3.6760
   12       209.00          0.0155        45        105.00          4.2428
   13       203.00          0.0188        46        105.00          4.8903
   14       197.00          0.0226        47        105.00          5.6355
   15       191.00          0.0271        48        105.00          6.4950

   16       185.00          0.0324        49        105.00          7.4696
   17       178.00          0.0388        50        105.00          8.5493
   18       171.00          0.0466        51        105.00          9.7187
   19       164.00          0.0559        52        105.00          10.9650
   20       157.00          0.0669        53        105.00          12.2768

   21       150.00          0.0799        54        105.00          13.6477
   22       146.00          0.0949        55        105.00          15.0844
   23       142.00          0.1120        56        105.00          16.5963
   24       138.00          0.1316        57        104.00          18.2119
   25       134.00          0.1548        58        103.00          19.9859

   26       130.00          0.1823        59        102.00          22.0472
   27       128.00          0.2156        60        101.00          24.6880
   28       126.00          0.2565        61        100.00          28.4789
   29       124.00          0.3068        62        100.00          34.5196
   30       122.00          0.3671        63        100.00          44.7758

   31       120.00          0.4378        64        100.00          61.9954
   32       119.00          0.5194        65        100.00          83.3333
   33       118.00          0.6123

THE MINIMUM DEATH BENEFIT PERCENTAGES ARE DETERMINED TO COMPLY WITH SECTION 7702 OF THE INTERNAL REVENUE CODE, OR YOUR REQUESTED PERCENTAGES, IF GREATER. THE MAXIMUM COST OF INSURANCE RATES DO NOT EXCEED THE COST OF INSURANCE
RATES BASED ON THE 1980 COMMISSIONERS STANDARD ORDINARY, MALE OR FEMALE, SMOKER OR NONSMOKER MORTALITY TABLE, AGE LAST BIRTHDAY. THE MAXIMUM COST OF INSURANCE RATES HAVE BEEN ADJUSTED TO REFLECT ANY SPECIAL CLASS RATING.

1154(3E)                          Page 3E                     Printed in U.S.A.

POLICY NUMBER:                    VL0000001


                             POLICY SPECIFICATIONS

-------------------------------------------------------------------------------
                         TERM LIFE RIDER SPECIFICATIONS
-------------------------------------------------------------------------------

DESIGNATED INSURED:           MARY DOE

                              TABLE TERM LIFE RIDER
                 MONTHLY MAXIMUM RATES(PER $1,000 OF RIDER BENEFIT)

          POLICY           MAXIMUM           POLICY           MAXIMUM
           YEAR              RATE             YEAR              RATE

             1              0.1442             34              2.4933
             2              0.1517             35              2.7483
             3              0.1617             36              3.0367
             4              0.1725             37              3.3658
             5              0.1842             38              3.7458

             6              0.1983             39              4.1758
             7              0.2133             40              4.6483
             8              0.2292             41              5.1533
             9              0.2467             42              5.6867
            10              0.2658             43              6.2442

            11              0.2875             44              6.8292
            12              0.3108             45              7.4600
            13              0.3358             46              8.1567
            14              0.3633             47              8.9375
            15              0.3933             48              9.8183

            16              0.4275             49              10.7950
            17              0.4667             50              11.8483
            18              0.5117             51              12.9542
            19              0.5633             52              14.0983
            20              0.6208             53              15.2633

            21              0.6850             54              16.4442
            22              0.7550             55              17.6575
            23              0.8292             56              18.9208
            24              0.9117             57              20.2633
            25              1.0042             58              21.7350

            26              1.1075             59              23.4792
            27              1.2225             60              25.8192
            28              1.3550             61              29.3217
            29              1.5050             62              35.0825
            30              1.6717             63              45.0833

            31              1.8542             64              62.0958
            32              2.0517             65              83.3333
            33              2.2633

THE MAXIMUM RATES DO NOT EXCEED THE COST OF INSURANCE RATES BASED ON THE 1980 COMMISSIONERS STANDARD ORDINARY MALE OR FEMALE SMOKER OR NONSMOKER MORTALITY TABLE, AGE LAST BIRTHDAY. THE MAXIMUM COST OF INSURANCE RATES HAVE BEEN ADJUSTED TO REFLECT ANY SPECIAL CLASS RATING.

1154(4)                           Page 4                      Printed in U.S.A.

DEFINITIONS     The definitions in this section apply to the following words and phrases whenever and wherever they appear in the Policy.

                ACCOUNT VALUE: the total of all amounts in the Fixed Account, Loan Account and Sub-Accounts.

                ACCUMULATION UNIT: an accounting unit used to calculate the value of a Sub-Account.

                CASH SURRENDER VALUE: the Cash Value less all Indebtedness.

                CASH VALUE: the Account Value less any applicable Surrender Charges.

                COMPANY, WE, US, OUR: the Company referred to on the first page of the Policy.

                CUMULATIVE NO LAPSE GUARANTEE PREMIUM: the premium required to maintain the No Lapse Guarantee. On the Policy Date, the Cumulative No Lapse Guarantee Premium is the Monthly No Lapse Guarantee Premium shown on Page 3. On each Monthly Activity Date thereafter, the Cumulative No Lapse Premium is: (a) the Cumulative No Lapse Guarantee Premium on the previous Monthly Activity Date; plus (b) the current Monthly No Lapse Guarantee Premium.

                DATE OF ISSUE: the date shown on Page 3 from which Suicide and Incontestability provisions are measured. The date may be different from the Policy Date.

                DEATH BENEFIT: the amount used to calculate the Death Proceeds. The Death Benefit on the Policy Date is determined by the Death Benefit Option You select on Your application. Thereafter, it may change in accordance with the terms of the Death Benefit Option provision, the Minimum Death Benefit provision and the No Lapse Guarantee provision.

                DEATH BENEFIT OPTION: the Death Benefit Option in effect determines how the Death Benefit is calculated. The three Death Benefit Options provided are described in the Death Benefit section.

                DEATH PROCEEDS: the amount which We will pay on the death of the Insured.

                DOLLAR COST AVERAGING: systematic transfers from one account to any other available account.

                FACE AMOUNT: an amount We use to determine the Death Benefit. On the Policy Date, the Face Amount equals the Initial Face Amount shown on Page 3. Thereafter, it may change in accordance with the terms of the Increases and Decreases in Face Amount provision the Death Benefit Option Changes provision and the Withdrawal provision.

                FIXED ACCOUNT: part of the Company's General Account to which all or a portion of the Account Value may be allocated.

                FUNDS: the registered open-end management companies in which assets of the Separate Account may be invested.

                GENERAL ACCOUNT: all Company assets other than those allocated to separate accounts.

1154(5/6)                         Page 5                      Printed in U.S.A.

DEFINITIONS     IN WRITING: in a written form satisfactory to Us.
(CONTINUED)

                INDEBTEDNESS: all loans taken on the Policy, plus any interest due or accrued minus any loan repayments.

                INTERNAL REVENUE CODE: Internal Revenue Code of 1986, as amended.

                ISSUE AGE: as of the Policy Date, an Insured's age on his/her last birthday.

                LOAN ACCOUNT: an account established for any amounts transferred from the Fixed Account and Sub-Accounts as a result of loans. The amounts in the Loan Account are credited with interest and are not subject to the investment experience of any Sub-Accounts.

                MONTHLY ACTIVITY DATE: the Policy Date and the same date in each succeeding month as the Policy Date. However, whenever the Monthly Activity Date falls on a date other than a Valuation Day, the Monthly Activity Date will be deemed to be the next Valuation Day.

                NET PREMIUM: the amount of premium credited to the Account Value. It is the premium paid minus the deductions from premium shown on Page 3A.

                PLANNED PREMIUM: the amount that the Owner intends to pay. The Initial Planned Premium is shown on Page 3.

                POLICY ANNIVERSARY: an anniversary of the Policy Date.

                POLICY DATE: the date shown on Page 3 from which Policy Anniversaries and Policy Years are determined. This is the date the Policy goes into effect.

                POLICY YEARS: years as measured from the Policy Date.

                PRO RATA BASIS: an allocation method based on the proportion of the Account Value in the Fixed Account and each Sub-Account.

                SCHEDULED MATURITY DATE: the date, shown on Page 3, on which the Policy will mature, in accordance with the Termination and Maturity Date provision.

                SEPARATE ACCOUNT: an account, as specified on Page 3, which has been established by Us to separate the assets funding the variable benefits, for the class of contracts to which the Policy belongs, from the other assets of the Company.

                SUB-ACCOUNTS: the subdivisions of the Separate Account.

                SURRENDER CHARGE: a charge that may be assessed if You surrender the Policy or You request a policy change that results in a Face Amount decrease.

                VALUATION DAY: the date on which a Sub-Account is valued. This occurs everyday We are open and the New York Stock Exchange is open for trading.

                VALUATION PERIOD: the period of time between the close of business on successive Valuation Days.

                YOU, YOUR: the Owner of the Policy.

1154(5/6)                         Page 6                      Printed in U.S.A.

DEATH BENEFIT   GENERAL
                Upon receipt of due proof of the Insured's death, We will pay the Death Proceeds to the Beneficiary.

                DEATH PROCEEDS
                Death Proceeds equal the Death Benefit described below less Indebtedness and less any due and unpaid Monthly Deduction Amounts occurring during a Policy Grace Period.

                However, if the Insured dies after We receive a request In Writing from You to surrender the Policy, the Cash Surrender Value will be paid in lieu of the Death Proceeds.

                The Death Benefit is the greater of:
                (a) the Death Benefit provided by the Death Benefit Option chosen; and
                (b) the Minimum Death Benefit described below.

                DEATH BENEFIT OPTIONS
                You have three Death Benefit Options.
                1. Under Option A (Level Option), the Death Benefit is the
                   current Face Amount.

                2. Under Option B (Return of Account Value Option), the Death
                   Benefit is the current Face Amount, plus the Account Value on the date We receive due proof of the Insured's death.

                3. Under Option C (Return of Premium Option), the Death
                   Benefit is the lesser of: (a) the current Face Amount, plus the sum of the premiums paid; or (b) the Death Benefit Option C Limit shown on Page 3.

                DEATH BENEFIT OPTION CHANGES
                You may change Your Death Benefit Option, subject to the conditions described here. You must notify Us In Writing of the change. Such change will be effective on the Monthly Activity Date following the date We receive the request.

                You may change Option C (Return of Premium Option) or Option B (Return of Account Value Option) to Option A (Level Option). If You do, the Face Amount will become that amount available as a Death Benefit immediately prior to the option change.

                You may change Option A (Level Option) to Option B (Return of Account Value Option). If You do, the Face Amount will become that amount available as a Death Benefit immediately prior to the option change, reduced by the then current Account Value. Any resulting decrease in the Face Amount may be subject to a partial Surrender Charge as described in the Decreases in Face Amount provision.

                MINIMUM DEATH BENEFIT
                We will automatically increase the Death Benefit so that it will never be less than the Account Value multiplied by the Minimum Death Benefit Percentage for the then current Policy Year. The Table of Minimum Death Benefit Percentages is shown on Page 3E.
                This is to ensure that:
                (a) the Policy continues to qualify as life insurance under the Internal Revenue Code; or
                (b) the Policy maintains the relationship between the Account
                    Value and the Death Benefit You selected on Your application, if greater.

1154(7/8)                         Page 7                      Printed in U.S.A.

INCREASES AND   GENERAL
DECREASES IN    At any time after the first Policy Year, You may make a request
FACE AMOUNT     In Writing to change the Face Amount.  The minimum amount by which the Face Amount can be increased or decreased is based on Our rules then in effect.

                We reserve the right to limit You to one increase or decrease in any 12 month period.

                SCHEDULED INCREASES IN FACE AMOUNT
                We will increase the Face Amount automatically by the amounts shown on Page 3D. These scheduled increases will continue until You request to discontinue the increases or until You request to decrease the Face Amount of Your Policy.
                Decreases in the Face Amount as a result of a withdrawal will not affect Your scheduled increases.

                Scheduled increases in the Face Amount are not subject to the Face Amount Increase Fee.

                UNSCHEDULED INCREASES IN FACE AMOUNT
                All requests to increase the Face Amount must be applied for on a new application and accompanied by the Policy. All requests will be subject to evidence of insurability satisfactory to Us. Any increase approved by Us will be effective on the Monthly Activity Date shown on the new policy specifications page, provided that the Monthly Deduction Amount for the first month after the effective date of the increase is made. A Face Amount Increase Fee is assessed on the first twelve Monthly activity dates beginning on the effective date of each increase. The Face Amount Increase Fee will not exceed those shown on Page 3C.

                DECREASES IN FACE AMOUNT
                A decrease in the Face Amount will be effective on the Monthly Activity Date following the date We receive Your request. The remaining Face Amount must not be less than Our minimum rules then in effect. If during the Surrender Charge Period, You decrease Your Face Amount to an amount lower than it has ever been, a partial Surrender Charge will be assessed.

                The Surrender Charge assessed will be:
                (a) the Surrender Charge applicable to the then current
                    Policy Year, if any; multiplied by
                (b) the percentage described below.

                The percentage will be determined by:
                (i) subtracting the new Face Amount from the lowest previous Face Amount; and
                (ii) dividing that difference by the lowest previous Face
                     Amount.

                The Surrender Charge assessed will be deducted from Your Account Value on the Monthly Activity Date on which the decrease becomes effective. We will also reduce the Surrender Charges applicable to future Policy Years and provide You a revised schedule of Surrender Charges.

PREMIUMS        GENERAL
                No insurance is effective until We receive premiums sufficient to cover the Monthly Deduction Amount on the Policy Date. After the first premium has been paid, subsequent premiums can be paid at any time.

1154(7/8)                         Page 8                      Printed in U.S.A.

PREMIUMS        Checks must be made payable to the Company shown on the first
(CONTINUED)     page of the Policy.

                Checks may be sent to either:
                (a) Us at the address shown on the premium notice; or
                (b) Our authorized agent in exchange for a receipt signed by
                    Our President or Secretary and countersigned by such agent.

                We will apply any amount received under the Policy as a premium unless it is clearly marked otherwise. The premium will be applied on the date We receive it at the address shown on the premium notice.

                PLANNED PREMIUM PAYMENTS
                We will send You a premium notice for the Planned Premium payment. The notices may be sent at 12, 6, or 3 month intervals. The Initial Planned Premium payment and payment frequency You selected are shown on Page 3. You may change the Planned Premium payment shown on the premium notices subject to Our premium limitations.

                FLEXIBLE PREMIUMS
                After the first premium has been paid, Your subsequent premium payments are flexible. The actual amount and frequency of payment will affect the Account Value and could affect the amount and duration of insurance provided by the Policy. You may pay additional premiums at any time prior to the Scheduled Maturity Date subject to Our Premium Limitations.

                PREMIUM LIMITATIONS
                You may pay premiums at any time prior to the Scheduled Maturity Date subject to the following limitations:
                (a) the minimum premium that We will accept is $50 or the
                    amount required to keep the Policy in force.
                (b) if premiums are received which would cause the Policy to fail to meet the definition of a life insurance contract in accordance with the Internal Revenue Code, We reserve the right to refund the excess premium payments. Such refunds and interest thereon will be made within 60 days after the end of a Policy Year.
                (c) We reserve the right to require evidence of insurability for any premium payment that results in an increase in the Death Benefit greater than the amount of the premium.
                (d) any premium received in excess of $1,000,000 is subject to Our approval.

                INITIAL PREMIUM ALLOCATION
                The initial Net Premium and any additional Net Premiums received by Us prior to the end of the Right to Examine Policy Period will be allocated as shown on Page 3 on the later of:
                (a) the Policy Date; and
                (b) the date We receive the premium.

                The accumulated values of these amounts will then be allocated to the Fixed Account and Sub-Accounts according to the premium allocation You specified in the application on the later of:
                (a) the end of the Right to Examine Policy Period; or
                (b) the date We receive the final requirement to put the
                    Policy in force.

1154(9/10)                        Page 9                      Printed in U.S.A.

PREMIUMS        SUBSEQUENT PREMIUM ALLOCATIONS
(CONTINUED)     You may change how Your premiums are allocated by notifying Us
                In Writing. Subsequent Net Premiums will be allocated to the Fixed Account and Sub-Accounts according to Your most recent instructions as long as:
                (a) the total number of active Sub-Accounts does not exceed 9;
                    and
                (b) the percentage You allocate to each Sub-Account is in whole percentages.

                If We receive a premium with a premium allocation instruction that does not comply with the above rules, We will allocate the Net Premium on a Pro Rata Basis.

VALUATION       SUB-ACCOUNT ACCUMULATION UNITS
PROVISIONS      Amounts allocated to each Sub-Account increase the number of
                Accumulation Units in each Sub-Account. The number of Accumulation Units added to each Sub-Account is determined by dividing the amount allocated to the Sub-Account by the dollar value of one Accumulation Unit for such Sub-Account.

                Amounts taken from each Sub-Account decrease the number of Accumulation Units in each Sub-Account. The number of Accumulation Units subtracted from each Sub-Account is determined by dividing the amount taken from the Sub-Account by the dollar value of one Accumulation Unit for such Sub-Account.

                The number of Your Accumulation Units will not be affected by any subsequent change in the value of the units. The Accumulation Unit Values in each Sub-Account may increase or decrease daily as described below.

                SUB-ACCOUNT ACCUMULATION UNIT VALUE
                The Accumulation Unit Value for each Sub-Account will vary to reflect the investment experience of the applicable Fund and will be determined on each Valuation Day by multiplying the Accumulation Unit Value of the particular Sub-Account on the preceding Valuation Day by a Net Investment Factor for that Sub-Account for the Valuation Period then ended. The Net Investment Factor for each of the Sub-Accounts is equal to the net asset value per share of the corresponding Fund at the end of the Valuation Period (plus the per share amount of any dividend or capital gain distributions paid by that Fund in the Valuation Period then ended) divided by the net asset value per share of the corresponding Fund at the beginning of the Valuation Period.

                EMERGENCY PROCEDURE
                If the New York Stock Exchange is closed (except for holidays or weekends) or trading is restricted due to an existing emergency as defined by the Securities and Exchange Commission so that We cannot value the Sub-Accounts, We may postpone all transactions which require valuation of the Sub-Accounts until valuation is possible. Any provision of the Policy which specifies a Valuation Day will be superseded by the emergency procedure.

                FIXED ACCOUNT
                We will credit interest to amounts in the Fixed Account on a monthly basis at rates We determine. The Annual Fixed Account Minimum Credited Rate is shown on Page 3. The interest credited will reflect the timing of amounts added to or withdrawn from the Fixed Account.

1154(9/10)                        Page 10                     Printed in U.S.A.

ACCOUNT VALUE,  Account Value
  CASH VALUE    Your Account Value on the Policy Date equals the initial Net
   AND CASH     Premium less the Monthly Deduction Amount for the first policy
SURRENDER VALUE month.

                On each subsequent Monthly Activity Date, Your Account Value equals:
                (a) the sum of Your Accumulated Values in the Fixed Account
                    and Sub-Accounts; plus
                (b) the value of Your Loan Account, if any; minus,
                (c) the appropriate Monthly Deduction Amount.

                On each Valuation Day (other than a Monthly Activity Date), Your Account Value equals:
                (a) the sum of Your Accumulated Values in the Fixed Account
                    and Sub-Accounts; plus
                (b) the value of Your Loan Account, if any.

                ACCUMULATED VALUE - FIXED ACCOUNT
                Your Accumulated Value in the Fixed Account equals:
                (a) the Net Premiums allocated to it; plus
                (b) amounts transferred to it from the Sub-Accounts or the Loan
                    Account; plus
                (c) interest credited to it; minus
                (d) amounts transferred out of it to the Sub-Accounts or the
                    Loan Account; minus
                (e) any transfer charges or Surrender Charges that have been taken from it; minus
                (f) any Monthly Deduction Amounts taken from it; minus
                (g) any withdrawals taken from it.

                ACCUMULATED VALUE - SUB-ACCOUNTS
                Your Accumulated Value in any Sub-Account equals:
                (a) the number of Your Accumulation Units in that Sub-Account on the Valuation Day; multiplied by
                (b) that Sub-Account's Accumulation Unit Value on the Valuation
                    Day.

                The number of Accumulation Units in any Sub-Account is increased when:
                (a) Net Premiums are allocated to it; or
                (b) amounts are transferred to it from other Sub-Accounts, the
                    Fixed Account or the Loan Account.

                The number of Accumulation Units in any Sub-Account is decreased when:
                (a) amounts are transferred out of it to other Sub-Accounts, the Fixed Account or the Loan Account; or
                (b) any transfer charges or Surrender Charges have been taken from it; or
                (c) any Monthly Deduction Amounts are taken from it; or
                (d) any withdrawals are taken from it.

                CASH VALUE
                Your Cash Value is equal to the Account Value less any applicable Surrender Charges. The Surrender Charges and the Policy Years during which they will be applied are shown on Page 3B.

                CASH SURRENDER VALUE
                Your Cash Surrender Value is equal to Your Cash Value minus the Indebtedness, if any.

1154(11/12)                       Page 11                     Printed in U.S.A.

TRANSFERS       AMOUNT AND FREQUENCY OF TRANSFERS
                Upon request and as long as the Policy is in effect, You may transfer amounts among the Fixed Account and Sub-Accounts.

                We reserve the right to limit the size of transfers and remaining balances, and to limit the number and frequency of transfers.

                DOLLAR COST AVERAGING
                From time to time, We may offer and You may enroll in a Dollar Cost Averaging program. Prior to enrollment, You may obtain information on the available programs from Us.

                You may terminate participation in the program at any time by calling or writing Us. In such an event, any non-transferred balances will be allocated to the other accounts according to Your instructions.

                RESTRICTIONS ON TRANSFERS
                Transfers from the Fixed Account (other than those allowed under a Dollar Cost Averaging program) are subject to the following:
                (a) the transfer must occur during the 30 day period
                    following each Policy Anniversary; and
                (b) the maximum amount transferred in any Policy Year will be the greater of $1,000 or 25% of the Accumulated Value in the Fixed Account on the date of transfer.

                TRANSFER CHARGE
                After a transfer has occurred, the Transfer Charge, as specified on Page 3B, if any, will be deducted on a Pro Rata Basis.

MONTHLY         GENERAL
DEDUCTION       On each Monthly Activity Date, We will deduct an amount from
AMOUNT          Your Account Value to  pay for the benefits provided by the
                Policy. This amount is called the Monthly Deduction Amount and equals:
                (a) the Cost of Insurance; plus
                (b) the Monthly Administrative Charge; plus
                (c) the Mortality and Expense Risk Charge; plus
                (d) the Face Amount Increase Fee, if any; plus
                (e) the charges for additional benefits provided by rider, if any.

                The Monthly Deduction Amount will be taken on a Pro Rata Basis from the Fixed Account and Sub-Accounts on each Monthly Activity Date.

                COST OF INSURANCE
                The Cost of Insurance for any Monthly Activity Date is equal to:
                (a) the Cost of Insurance Rate per $1,000; multiplied by
                (b) the amount at risk; divided by
                (c) $1,000.

                On any Monthly Activity Date, the amount at risk equals the Death Benefit less the Account Value on that date prior to assessing the Monthly Deduction Amount.

1154(11/12)                       Page 12                     Printed in U.S.A.

MONTHLY         COST OF INSURANCE RATE
DEDUCTION       The Cost of Insurance Rate is based on the then current Policy
 AMOUNT         Year as well as the Initial Face Amount, sex, Issue Age, and
(CONTINUED)     insurance class of the Insured shown on Page 3.

                The Cost of Insurance Rates will not exceed those in the Table of Monthly Maximum Cost of Insurance Rates shown on Page 3C.

                We can use Cost of Insurance Rates that are lower than the Monthly Maximum Cost of Insurance Rates shown on Page 3E. Rates will be determined on each Policy Anniversary based on Our future expectations of such factors as mortality, expenses, interest, persistency and taxes. Any change We make will be on a uniform basis for Insureds of the same Issue Age, sex, insurance class, Initial Face Amount, and whose coverage has been in force for the same length of time.
                 Based on Our administrative rules in effect and upon
                providing satisfactory evidence to Us, You may change the insurance class to a more favorable class. Future Cost of Insurance charges will be based on the more favorable class and all other contract terms and provisions will remain as established at issue. No change in insurance class or cost will occur on account of deterioration of the Insured's health.

                MONTHLY ADMINISTRATIVE CHARGE
                The Monthly Administrative Charge will not exceed the amounts shown on Page 3C.

                MORTALITY AND EXPENSE RISK CHARGE
                The Mortality and Expense Risk Charge for any Monthly Activity
                 Date is equal to the sum of (a) and (b) where
                (a) equals:
                    (i) the monthly Accumulated Value Mortality and Expense Risk Rate; multiplied by
                    (ii) the sum of Your Accumulated Values in the Sub-Accounts on the Monthly Activity Date, prior to assessing the Monthly Deduction Amount.
                    and
                (b) equals:
                    (i) the monthly Mortality and Expense Risk Rate per $1,000; multiplied by
                    (ii) the lower of the Initial Face Amount or the current Face Amount; divided by
                    (iii) $1,000.

                Each month the Mortality and Expense Risk Rates will not exceed those shown on Page 3A.

                FACE AMOUNT INCREASE FEE
                The Face Amount Increase Fee will not exceed the amount shown on Page 3C.

LAPSE AND       POLICY GRACE PERIOD
POLICY GRACE    During the first three Policy Years, the Policy will go into
PERIOD          default on any Monthly Activity Date on which the Account Value less Indebtedness is not sufficient to cover the Monthly
                Deduction Amount.

                During the fourth Policy Year and thereafter, the Policy will go into default on any Monthly Activity Date if the Cash Surrender Value is not sufficient to cover the Monthly Deduction Amount.

                If the Policy goes into default, We will send You a lapse notice warning You that the Policy is in danger of terminating. That lapse notice will tell You the minimum premium required to keep the Policy from terminating. This minimum premium equals the amount to pay three Monthly Deduction Amounts as of the day the Policy Grace Period began. That notice will be mailed both to You on the first day the Policy goes into default, at your last known address, and to any assignee of record.

1154(13/14)                       Page 13                     Printed in U.S.A.

LAPSE AND       We will keep the Policy inforce for the 61 day period
POLICY GRACE    following the date Your policy goes into default.  We call that
PERIOD          period the Policy Grace Period.  However, if We have not
(CONTINUED)     received the required premiums (specified in Your lapse notice)
                by the end of the Policy Grace Period, the Policy will terminate unless the No Lapse Guarantee is in effect (see the No Lapse Guarantee provision which follows).

                If the Insured dies during the Policy Grace Period, We will pay the Death Proceeds.

                NO LAPSE GUARANTEE
                The Policy will remain in force at the end of the Policy Grace Period as long as the No Lapse Guarantee is available, as described below.

                This policy provides a No Lapse Guarantee subject to the conditions described below to Insureds with an Issue Age of 79 or below as long as:
                (a) the Policy is in the No Lapse Guarantee Period; and
                (b) on each Monthly Activity Date during that period, the
                    cumulative premiums paid into the Policy, less Indebtedness and less withdrawals from the Policy, equal or exceed the Cumulative No Lapse Guarantee Premium.

                The No Lapse Guarantee Period is shown on Page 3.

                If the No Lapse Guarantee is available and You fail to pay the required premium as defined in Your lapse notice by the end of the Policy Grace Period, the No Lapse Guarantee will then go into effect. The Policy will remain in force, however:
                (a) the Death Benefit Option becomes Level;
                (b) all riders will terminate.
                (c) any future scheduled increases in the Face Amount will be canceled.

                The No Lapse Guarantee will remain in effect on each subsequent Monthly Activity Date provided:
                (a) the Policy remains in default; and
                (b) the No Lapse Guarantee is available.

                While the No Lapse Guarantee is in effect, We guarantee that Your Account Value will never be less than zero.

                If during the No Lapse Guarantee Period, there is any increase or decrease in the Face Amount, a new monthly No Lapse Guarantee Premium will be calculated. We will send You a notice of the new Monthly No Lapse Guarantee Premium, which will be used in calculating the Cumulative No Lapse Guarantee Premium in subsequent months.

                NO LAPSE GUARANTEE GRACE PERIOD
                If, on each Monthly Activity Date during the No Lapse Guarantee Period, the cumulative premiums paid into the Policy, less Indebtedness and less withdrawals from the Policy, do not equal or exceed the Cumulative No Lapse Guarantee Premium on that date, a No Lapse Guarantee Grace Period of 61 days will begin. We will mail the Owner and any assignee a notice. That notice will warn You that You are in danger of losing the No Lapse Guarantee and will tell You the amount of premium You need to pay to continue the No Lapse Guarantee.

                The No Lapse Guarantee will be removed from the Policy if the required premium is not paid by the end of the No Lapse Guarantee Grace Period. You will receive a written notification of the change and the No Lapse Guarantee will never again be available or in effect on the Policy.

1154(13/14)                       Page 14                     Printed in U.S.A.

REINSTATEMENT   Unless the Policy has been surrendered for its Cash Surrender
                Value, the Policy may be reinstated prior to the Scheduled
                Maturity Date provided:
                (a) You make Your request In Writing within five years from the Termination Date;
                (b) satisfactory evidence of insurability is submitted;
                (c) any Indebtedness at the time of termination must be
                    repaid or carried over to the reinstated policy; and
                (d) You pay sufficient premium to:
                    (i) cover all Monthly Deduction Amounts that are due and unpaid during the Policy Grace Period; and
                    (ii) keep the Policy in force for 3 months after the date of reinstatement.

                The Account Value on the reinstatement date will equal:
                (a) the Cash Value at the time of termination; plus
                (b) Net Premiums attributable to premiums paid at the time of reinstatement; minus
                (c) the Monthly Deduction Amounts that were due and unpaid during the Policy Grace Period; plus
                (d) the Surrender Charge at the time of reinstatement.

                The Surrender Charge will be based on the duration from the original Policy Date as though the Policy had never lapsed.

POLICY LOANS    GENERAL
                At any time while the Policy is in force, You may borrow against the Policy by assigning it as sole security to Us.
                We may defer granting a loan, except to pay premiums to Us, for the period permitted by law but not more than six months.

                LOAN AMOUNTS
                Any new loan taken together with any existing Indebtedness may not exceed the Cash Value on the date We grant a loan. The minimum loan amount that We will allow is $500.

                Unless you specify otherwise, all loan amounts will be transferred from the Fixed Account and the Sub-Accounts to the Loan Account on a Pro Rata Basis.

                If total Indebtedness equals or exceeds the Cash Value on any Monthly Activity Date, the Policy will then go into default. See the Lapse and Policy Grace Period provision for details.

                CREDITED INTEREST
                Any amounts in the Loan Account will be credited with interest at a rate equal to the Annual Fixed Account Minimum Credited Rate shown on Page 3.

                PREFERRED INDEBTEDNESS
                If, any time after the 10th Policy Anniversary, the Account Value exceeds the total of all premiums paid since issue, a portion of Your Indebtedness may qualify as preferred. Preferred Indebtedness is charged a lower interest rate than the non-preferred Indebtedness, if any. (Refer to the Interest Charged on Indebtedness provision for details.) The maximum amount of Preferred Indebtedness is the amount by which the Account Value exceeds the total premiums paid and is determined on each Monthly Activity Date.

1154(15/16)                       Page 15                     Printed in U.S.A.

POLICY LOANS    LOAN REPAYMENTS
(CONTINUED)     All or part of a loan may be repaid at any time that:
                (a) the Policy is in force; and
                (b) the Insured is alive.

                However, each repayment must be at least the lesser of $50 or the Indebtedness and clearly identified In Writing as a loan repayment.

                The amount of a loan repayment will be deducted from the Loan Account and will be allocated among the Fixed Account and Sub-Accounts in the same percentage as premiums are allocated.

                INTEREST CHARGED ON INDEBTEDNESS
                The table below shows the interest rates We will charge on Your Indebtedness.

                ---------------------------------------------------------------
                     DURING POLICY      PORTION OF    INTEREST RATE CHARGED
                         YEARS         INDEBTEDNESS     EQUALS THE FIXED
                                                         ACCOUNT MINIMUM
                                                        CREDITED RATE PLUS:
                ---------------------------------------------------------------
                         1-10               All                 2%
                ---------------------------------------------------------------
                     11 and later        Preferred              0%
                                       Non-Preferred            1%
                ---------------------------------------------------------------

                Because the interest charged on Indebtedness may exceed the rate credited to the Loan Account, the Indebtedness may grow faster than the Loan Account. If this happens, any difference between the value of the Loan Account and the Indebtedness will be transferred on each Monthly Activity Date from the Fixed Account and Sub-Accounts to the Loan Account on a Pro Rata Basis.

WITHDRAWALS     GENERAL
                You may request a withdrawal In Writing. The minimum withdrawal allowed is $500. The maximum withdrawal is the Cash Surrender Value less $1,000. A charge of up to $10 may be assessed for each withdrawal. One withdrawal per calendar month is allowed. Unless specified otherwise the withdrawal will be deducted on a Pro Rata Basis.

                If the Death Benefit Option then in effect is Option A (Level Option) or Option C (Return of Premium Option), the Face Amount will be reduced by the amount equal to the reduction in the Account Value resulting from the withdrawal. If the Death Benefit Option then in effect is Option B (Return of Account Value), the Face Amount will not be reduced.

                Any withdrawal that causes the Face Amount to fall below the lowest previous Face Amount will be subject to a partial Surrender Charge. Refer to the Decreases in Face Amount provision for an explanation of the applicable partial Surrender Charge.

SURRENDERS      GENERAL
                While the Policy is in force, You may surrender the Policy to Us. The Policy, and additional benefits provided by rider, are then canceled as of the day We receive Your request In
                Writing or the date You request the surrender, whichever is later. We will then pay You the Cash Surrender Value as of that date.

1154(15/16)                       Page 16                     Printed in U.S.A.

PAYMENTS        GENERAL
  BY US         We will pay Death Proceeds, Cash Surrender Values, withdrawals and loan amounts attributable to the Sub-Accounts within 7 days after We receive all the information needed to process the payment unless:
                (a) the New York Stock Exchange is closed on other than
                    customary weekend and holiday closings or trading on the New York Stock Exchange is restricted as determined by the Securities and Exchange Commission (SEC); or
                (b) an emergency exists, as determined by the SEC, as a
                    result of which disposal of securities is not reasonably practicable to determine the value of the Sub-Accounts; or
                (c) the SEC, by order, permits postponement for the
                    protection of policy owners.

                DEFERRAL OF PAYMENTS FROM THE FIXED ACCOUNT
                We may defer payment of any Cash Surrender Values, withdrawals and loan amounts which are not attributable to the Sub-Accounts for up to six months from the date of the request. If We defer payment for more than 30 days, We will pay interest at the Annual Fixed Account Minimum Credited Rate.

TAXATION OF     GENERAL
THE SEPARATE    We do not expect to incur any federal, state or local income
ACCOUNT         tax on the earnings or realized capital gains attributable to the Separate Account. Based upon these expectations, no charge is being made to the Separate Account for federal, state or local income taxes. If We incur income taxes attributable to the Separate Account or determine that such taxes will be incurred, We may assess a charge for taxes against the Policy in the future.

THE CONTRACT    ENTIRE CONTRACT
                The Policy, the attached copy of the initial application, any applications for reinstatement, all subsequent applications to change the Policy, any endorsements or riders and all additional policy information sections added to the Policy are the entire contract. The contract is made in consideration of the application and the payment of the initial premium. We will not use any statement to cancel the Policy or to defend a claim under it, unless that statement is contained in an attached written application. All statements in the application will, in the absence of fraud
                (as determined by a court of competent jurisdiction), be deemed representations and not warranties.

                INTERPRETATION OF POLICY TERMS AND CONDITIONS
                We have full discretion and authority to determine eligibility for benefits and to construe and interpret all terms and provisions of the Policy.

                CONTRACT MODIFICATION
                The only way this contract may be modified is by a written agreement signed by Our President, or one of Our Vice Presidents, Secretaries or Assistant Secretaries.

                FUND MODIFICATION
                We reserve the right, subject to any applicable law, to make certain changes, including the right to add, eliminate or substitute any investment options offered under the Policy.

                NON-PARTICIPATION
                The Policy is non-participating. It does not share in Our surplus earnings, so You will receive no policy dividends under it.

1154(17/18)                       Page 17                     Printed in U.S.A.

THE CONTRACT    MISSTATEMENT OF AGE AND/OR SEX
(CONTINUED)     If on the date of death:
                (a) the Issue Age of the Insured is understated; or
                (b) the sex of the Insured is incorrectly stated such that it resulted in lower Costs of Insurance,
                the Death Benefit will be reduced to the Death Benefit that would have been provided by the last Cost of Insurance charge at the correct Issue Age and/or sex.

                If on the date of death:
                (a) the Issue Age of the Insured is overstated; or
                (b) the sex of the Insured is incorrectly stated such that it resulted in higher Costs of Insurance,
                the Death Benefit will be adjusted by the return of all excess Costs of Insurance prior to the date of the Insured's death.

                SUICIDE
                If, within 2 years from the Date of Issue, the Insured dies by suicide, while sane or insane, Our liability will be limited to the premiums paid less Indebtedness and less any withdrawals.

                If, within 2 years from the effective date of any increase in the Face Amount for which evidence of insurability was obtained, the Insured dies by suicide, while sane or insane, Our liability with respect to such increase, will be limited to the Cost of Insurance for the increase.

                INCONTESTABILITY
                We cannot contest the Policy after it has been in force, during the Insured's lifetime, for 2 years from its Date of Issue, except for non-payment of premium.

                Any increase in the Face Amount for which evidence of insurability was obtained, will be incontestable only after the increase has been in force, during the Insured's lifetime, for 2 years from the effective date of the increase.

                The Policy may not be contested for more than 2 years after the reinstatement date. Any contest We make after the Policy is reinstated will be limited to the material misrepresentations in the evidence of insurability provided to Us in the request for reinstatement. However, the provision will not affect Our right to contest any statement in the original application or a different reinstatement request which was made during the Insured's lifetime from the Date of Issue of the Policy or a subsequent reinstatement date.

                APPEALING DENIAL OF CLAIM
                On any denied claim, You or Your representative may appeal to the Company for a full and fair review. You may:
                (a) request a review upon written application within 60 days of receipt of a claim denial;
                (b) review pertinent documents; and
                (c) submit issues and comments In Writing.

                SEPARATE ACCOUNTS
                We will have exclusive and absolute ownership and control of the assets of Our Separate Accounts. The assets of a Fund will be available to cover the liabilities of Our General Account only to the extent that those assets exceed the liabilities of that Separate Account. The assets of a Fund will be valued on each Valuation Day. Our determination of the value of an Accumulation Unit by the method described in the Policy will be conclusive.

1154(17/18)                       Page 18                     Printed in U.S.A.

THE CONTRACT    CHANGE IN THE OPERATION OF THE SEPARATE ACCOUNT
(CONTINUED)     At Our election and subject to any necessary vote by persons having the right to give instructions on the voting of Fund shares held by the Sub-Accounts, the Separate Account may be operated as a management company under the Investment Company
                Act of 1940 or any form permitted by law, may be deregistered under the Investment Company Act of 1940 in the event registration is no longer required, or may be combined with one or more Separate Accounts.

                VOTING RIGHTS
                We will notify You of any Fund shareholder's meetings at which the shares held for Your Sub-Account may be voted. We will also send proxy materials and instructions for You to vote the shares held for Your Sub-Account. We will arrange for the handling and tallying of proxies received from the Owners. We will vote the Fund shares held by Us in accordance with the instructions received from the Owners. You may attend any meeting, where shares held for Your benefit may be voted.

                In the event that You give no instructions or leave the manner of voting discretionary, We will vote such shares of the appropriate Fund in the same proportion as shares of that Fund for which instructions have been received. Also, We will vote the Fund shares in this proportionate manner which are held by Us for Our own account.

                ANNUAL REPORT
                We will send You a report at least once each Policy Year showing:
                (a) the current Account Value, Cash Surrender Value and Face
                    Amount;
                (b) the premiums paid, Monthly Deduction Amounts and loans since the last report;
                (c) the amount of any Indebtedness; and
                (d) any other information required by the Insurance
                    Department of the state where the  Policy was delivered.

OWNERSHIP AND   CHANGE OF OWNER OR BENEFICIARY
 BENEFICIARY    The Owner and Beneficiary will be those named in the application until You change them. To change the Owner or Beneficiary, notify Us In Writing while the Insured is alive. After We receive written notice, the change will be effective as of the date You signed such notice, whether or not of the Insured is living when We receive it. However, the change will be subject to any payment We made or actions We may have taken before We received the request.

                ASSIGNMENT
                You may assign the Policy. Until You notify Us In Writing, no assignment will be effective against Us. We are not responsible for the validity of any assignment.

                OWNER'S RIGHTS
                While the Insured is alive and no Beneficiary is irrevocably named, You may:
                (a) exercise all the rights and options that the Policy
                    provides or that We permit;
                (b) assign the Policy; and
                (c) agree with Us to any change to the Policy.

1154(19/20)                       Page 19                     Printed in U.S.A.

OWNERSHIP AND   NO NAMED BENEFICIARY
 BENEFICIARY    If no named Beneficiary survives the Insured, then, unless the
(CONTINUED)     Policy provides otherwise:
                (a) You will be the Beneficiary; or
                (b) if You are the Insured, Your estate will be the Beneficiary.

TERMINATION AND TERMINATION
 MATURITY DATE  The Policy will terminate upon the earliest of the following events:
                (a) the Scheduled Maturity Date of the Policy unless You
                    request to continue the Policy after such date as described below; or
                (b) the surrender of the Policy; or
                (c) the end of the Policy Grace Period during which premiums sufficient for the required deductions are not paid,
                    provided the No Lapse Guarantee is not available; or
                (d) the end of the No Lapse Guarantee Period, provided  the
                    No Lapse Guarantee is available and in effect; or
                (e) the end of the No Lapse Guarantee Grace Period during
                    which premiums sufficient to maintain the No Lapse Guarantee are not paid; provided the No Lapse Guarantee is available and in effect; or
                (f) the date We receive notification In Writing of the death of the Insured. In this event, Your Death Benefit will not be affected by any Monthly Deduction Amounts taken after the date of the Insured's death and before We receive due proof of death.

                SCHEDULED MATURITY DATE
                The Scheduled Maturity Date is the last date on which You may elect to pay premium. Unless You elect to continue the Policy beyond this date, the Policy will terminate and any Cash Surrender Value will be paid to You.

                If elected, the Policy may continue in force after the Scheduled Maturity Date subject to the following conditions:

                (a) the Policy must be in force on the Scheduled Maturity
                    Date;
                (b) the Owner including any assignee of record must agree In
                    Writing to this continuation.

                If any of the above conditions are not met, the Policy, if still in force, will terminate on the Scheduled Maturity Date.

                After the Scheduled Maturity Date:

                (a) the Death Benefit will be reduced to the Account Value;
                (b) the Account Value, if any will continue to be valued as described in the Account Value, Cash Value and Cash Surrender Value provision;
                (c) any loans that are in effect on the Scheduled Maturity
                    Date will continue to accrue interest and become part of any Indebtedness;
                (d) No future Monthly Deduction Amounts will be deducted from
                    Your Account Value;
                (e) No further premiums will be accepted.

                All additional benefits provided by rider will deem to have terminated at the Scheduled Maturity Date.

1154(19/20)                       Page 20                     Printed in U.S.A.

  INCOME        AVAILABILITY
SETTLEMENT      All or parts of the proceeds of the Policy may, instead of being
  OPTIONS       paid in one sum, be left with Us under any one or a combination of the following options, subject to Our minimum amount requirements on the date of election.

                We will pay interest of at least 3% per year (or higher, if required by state law) on the Death Proceeds from the date of the Insured's death to the date payment is made or an Income Settlement Option is elected. These proceeds are then no longer subject to the investment experience of a Separate Account.

                If any payee is a corporation, partnership, association, assignee, or fiduciary, an option may be chosen only with Our consent. Option 4 is not available to any payee whose age exceeds 90.

                DESCRIPTION OF TABLES
                The options shown below and on the next page are based on interest at a guaranteed rate of 3% per year. Payments under Option 4 are based on mortality according to the 1983a Individual Annuity Mortality Table, with ages set back one year.

                EXCESS INTEREST
                We may pay or credit excess interest of such amount and in such manner as We determine.

                DEATH OF PAYEE
                If the payee dies while receiving payments under one of the options below, We will pay the following:

                (a) Any principal and accrued interest remaining unpaid under
                    Option 1 or 2.
                (b) The value of remaining unpaid guaranteed payments, if
                    any, under Option 3 or 4, commuted using interest of 3% per year.

                Any such amount will be paid in one sum to the payee's estate.

                OTHER OPTIONS
                To convert the monthly payments shown in the tables for Options 3 and 4 to quarterly, semi-annual or annual payments, multiply by the following factors:

                              PAYMENT INTERVAL            FACTOR
                                Quarterly                   2.99
                                Semi-annual                 5.96
                                Annual                     11.84

                Other options may be arranged with Our consent.

                OPTION 1 - INTEREST INCOME
                Payments of interest at the rate We declare, but not less than 3% per year, on the amount left under this option.

                OPTION 2 - INCOME OF FIXED AMOUNT
                Equal payments of the amount chosen until the amount left under this option, with interest of not less than 3% per year, is exhausted. The final payment will be for the balance only.

1154(21/22)                       Page 21                     Printed in U.S.A.

  INCOME        OPTION 3 - INCOME FOR FIXED PERIOD
SETTLEMENT      Payments, determined from the table below, are guaranteed for
  OPTIONS       the number of years chosen.  The first payment will be due on
(CONTINUED)     the date proceeds are applied under this option.

                           Monthly Payments               Monthly Payments
                 Number     per $1,000 of      Number       per $1,000 of
                of Years       Proceeds       of Years         Proceeds

                   1            $84.47           10             $9.61
                   2             42.86           15              6.87
                   3             28.99           20              5.51
                   4             22.06           25              4.71
                   5             17.91           30              4.18

                OPTION 4 - LIFE INCOME
                Payments, determined from the table shown below for the option elected, are based on the payee's sex and age nearest birthday on the day the first payment becomes due. The first payment will be due on the date proceeds are applied under this option. The Life Income available are:
                (a) Payments only while the payee is alive.
                (b) Payment guaranteed for 10 years; then continuing while the payee is alive.

                    Monthly Payments per $1,000 of Proceeds

          Option 4A       Option 4B                Option 4A      Option 4B
Payee's   Life Only    10 Yrs. Certain Payee's     Life Only    10 Yrs. Certain
  Age   Male   Female   Male   Female    Age     Male   Female   Male   Female

  20   $3.02   $2.92   $3.01   $2.92     68     $6.51   $5.68   $6.12   $5.50
  25    3.12    3.00    3.12    3.00     69      6.74    5.85    6.28    5.65
  30    3.25    3.10    3.24    3.10     70      6.98    6.04    6.44    5.80
  35    3.41    3.23    3.40    3.23     71      7.24    6.25    6.61    5.97
  40    3.61    3.39    3.60    3.38     72      7.51    6.47    6.79    6.14
  45    3.87    3.59    3.85    3.58     73      7.81    6.72    6.96    6.32
  50    4.19    3.85    4.15    3.83     74      8.12    6.98    7.14    6.50
  51    4.27    3.91    4.22    3.89     75      8.46    7.26    7.32    6.69
  52    4.35    3.97    4.30    3.95     76      8.83    7.57    7.50    6.89
  53    4.43    4.03    4.37    4.01     77      9.22    7.90    7.68    7.09
  54    4.51    4.10    4.45    4.08     78      9.64    8.27    7.85    7.29
  55    4.61    4.18    4.54    4.15     79     10.09    8.66    8.02    7.50
  56    4.70    4.25    4.63    4.22     80     10.57    9.08    8.18    7.70
  57    4.80    4.34    4.72    4.30     81     11.08    9.54    8.33    7.89
  58    4.91    4.42    4.82    4.38     82     11.63   10.04    8.48    8.08
  59    5.03    4.52    4.92    4.47     83     12.22   10.59    8.62    8.27
  60    5.15    4.62    5.03    4.56     84     12.84   11.18    8.75    8.44
  61    5.28    4.72    5.15    4.66     85     13.50   11.81    8.86    8.60
  62    5.43    4.83    5.27    4.76     86     14.19   12.50    8.97    8.74
  63    5.58    4.95    5.39    4.87     87     14.93   13.24    9.07    8.87
  64    5.74    5.08    5.53    4.98     88     15.71   14.04    9.16    8.99
  65    5.91    5.21    5.67    5.10     89     16.53   14.89    9.24    9.09
  66    6.10    5.36    5.81    5.23     90     17.40   15.79    9.31    9.18
  67    6.30    5.51    5.96    5.36

1154(21/22)                       Page 22                     Printed in U.S.A.